Merrill Lynch Global Private Client Group Selects Cicero for Unified Desktop

CARY, NC, May 7, 2007- Cicero Inc. (CICN), a leading provider of desktop application integration solutions for customer service organizations, today announced that Merrill Lynch Global Private Client group selected the company’s Cicero software to unify the desktops of approximately 2,000 international financial advisors.

The new Global Financial Workstation was designed to enhance customer service, integrate best-of-breed applications, and leverage internally developed applications. Built around an open architecture, the new platform combines market data, news, and portfolio management tools with planning, risk, and client relationship management capabilities.

In addition, the new workstation provides for single sign-on and allows applications to share data and participate in streamlined business processes.

About Cicero Inc.:
Cicero Inc. is a leading provider of software integration solutions that streamline business processes and improve the productivity of knowledge workers where business systems are used - at the desktop. Cicero Studio™ provides a framework to non-invasively integrate disparate applications faster and at a fraction of the cost of other integration solutions. Companies and government agencies using Cicero are able to integrate applications and business systems in weeks and to experience an ROI within months of implementation. For more information on Cicero Inc., please visit www.ciceroinc.com.

Cicero is a unique solution designed to provide rapid and seamless integration of disparate systems on end-user desktops. It is a non-invasive desktop integration product that has a proven record in contact centers for improving usability of complex technology, enhancing customer service, streamlining business processes, and reducing costs while improving revenue opportunities. Cicero has been installed at several Fortune 500 companies. In one recent implementation, Cicero was used to integrate eight applications for nine hundred agents’ desktops in just seven weeks; reducing average call times by approximately 40 seconds, and allowing agents to improve customer interaction and handle more calls. Due to improved agent productivity and shorter call times, the savings in the contact centers exceeded $1 million in a single year, an ROI of less than five months.

Cicero and Cicero Studio are trademarks of Cicero Inc. and/or its affiliates. Other company names and/or products are for identification purposes and are the property of, and may be trademarks of, their respective owners.

Safe Harbor: Except for any historical information contained herein, this news release may contain forward-looking statements on such matters as strategic direction, anticipated return on investment, business prospects, the development and capabilities of the Cicero product group, new products and similar matters. Actual results may differ materially from the anticipated results or other expectations expressed in this release of a variety of factors, including risks that customers may not adopt the Cicero technology, which Cicero Inc. may not successfully execute its new strategic initiative and other risks and uncertainties that could cause actual results to differ materially from such statements. For a description of other factors that could cause such a difference, please see Cicero Inc.’s filings with the Securities and Exchange Commission.

Contact:
Keith Anderson
kanderson@ciceroinc.com
919-380-5092